Exhibit 99.6

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Year to Date December 31

(unaudited)

(dollars in thousands, except per share amounts)

	2003	2002
Commercial Businesses

Net Income	$275,247	$114,848

Earnings Per Share - diluted	$1.54	$0.67

Electricity Trading Volumes (MWhs)	147,461,653	125,111,979
Physical and Financial Gas Trading Volumes (Bcf/d)	53.2	58.1

Regulated Operations

Net Income	$210,929	$269,922

Earnings Per Share - diluted	$1.18	$1.60

Electric Retail MWh Sales and Transportation	51,333,190	52,125,171
Gas Retail Mcf Sales and Transportation	95,394,249	91,740,279
Electric Customers (End of Period)	1,535,913	1,531,848
Gas Customers (End of Period)	504,637	503,900

Power Technology & Infrastructure Services

Net Income	$(16,404)	$(24,194)

Earnings Per Share - diluted	$(0.09)	$(0.14)

2002 has been reclassified to reflect Vestar’s move from PTIS to Energy Merchant